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                                                            EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


   We consent to the use of our report dated March 29, 1996, relating to the consolidated balance sheets of PLATINUM TECHNOLOGY, INC. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, included herein and to the reference to our firm under the heading "Selected Financial Data" and "Experts" in the prospectus. Our report was based in part on the reports of other auditors.


                                   KPMG PEAT MARWICK LLP
Chicago, Illinois
July 3, 1996